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                                                                   Exhibit 10.23


                         DIRECTOR 1997 COMPENSATION PLAN


    Non-employee directors of Visioneer, Inc. will receive compensation of $25,000 per year for their services commencing in the 1997 fiscal year, which amount will be paid at the end of each fiscal year to directors who served during the fiscal year and who remain directors at the end of the fiscal year.